Exhibit 99.1

Press Release

TeleTech Holdings, Inc. • 9197 South Peoria Street • Englewood, CO 80112-5833 • www.teletech.com

Investor Contact:

Karen Breen

303-397-8592

TeleTech Announces First Quarter 2009 Financial Results

Achieves $304 Million in First Quarter Revenue and 23 Cents in Fully Diluted Earnings Per Share

Solid Operational Performance Drives a 315 Percent Increase in Free Cash Flow to $46 Million

Englewood, Colo., May 11, 2009 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest and most geographically diverse global providers of business process outsourcing (“BPO”) solutions, today announced financial results for the first quarter 2009.  The Company also filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter ended March 31, 2009.

FIRST QUARTER 2009 FINANCIAL RESULTS

TeleTech reported first quarter 2009 revenue of $304.0 million compared to $367.6 million in the first quarter 2008 and $326.0 million in the fourth quarter 2008.  On a constant currency basis, revenue declined 8.4 percent or $27.8 million from the first quarter 2008 and 5.7 percent or $18.4 million from the fourth quarter 2008.  These declines were primarily attributable to lower client volumes related to the weak economic environment and increased offshore work when compared to the prior quarters.

TeleTech’s first quarter 2009 gross margin improved to 28.0 percent from 26.5 percent in the year-ago quarter aided by a favorable shift to higher margin offshore revenue and increased workstation utilization across a 24-hour period.

TeleTech’s first quarter 2009 income from operations was $20.3 million compared to $28.8 million in the year-ago quarter. Income from operations for the quarter included $2.6 million of unusual charges, primarily related to restructuring and impairment charges in TeleTech’s International BPO segment.

Excluding the $2.6 million of unusual charges mentioned above, TeleTech’s first quarter 2009 non-GAAP income from operations was $22.9 million, or 7.5 percent of revenue.  This is lower than 9.8 percent, excluding unusual charges, in the year-ago quarter.  This decrease is due in part to higher equity-based compensation expense and an increased investment in TeleTech’s global sales team.

First quarter 2009 fully diluted earnings per share were 23 cents on net income of $15.1 million.  Excluding the $2.6 million of unusual pre-tax charges discussed above, first quarter 2009 non-GAAP earnings per share were 26 cents.

FIRST QUARTER 2009 BUSINESS HIGHLIGHTS

Strong Balance Sheet Continues to Fund Operations

•      As of March 31, 2009, TeleTech had cash and cash equivalents of $91.2 million and total debt of $56.1 million, resulting in a net positive cash position of $35.1 million.

•      First quarter 2009 cash flow from operations grew $27.8 million or 106 percent to $54.0 million from $26.2 million in the first quarter 2008.

•      Free cash flow for the first quarter 2009 was $45.6 million, representing a 315 percent increase from $11.0 million in the year ago quarter.

•      Capital expenditures in the first quarter 2009 were $8.5 million, down from $15.2 million in the year-ago quarter.

•      Return on invested capital was 28 percent as of March 31, 2009, up from 27 percent in the year-ago quarter.

New Business

•      During the first quarter 2009, TeleTech signed an estimated $60 million in new, annualized long-term revenue predominantly from expanded existing client relationships.

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Share Repurchases

•      In the first quarter 2009, TeleTech’s Board of Directors approved an incremental $25 million for additional share repurchases.  As of March 31, 2009, TeleTech had $33.4 million authorized for share repurchases under this program.

•      TeleTech’s strong balance sheet has given the Company the flexibility to fund organic growth while also repurchasing common stock.  During the first quarter 2009, the Company repurchased 195,000 shares of common stock for $2.0 million and is continuing its stock repurchase program.

EXECUTIVE COMMENTARY ON TELETECH’S FINANCIAL RESULTS

“We continue to perform well in a dynamic economic environment,” said Kenneth Tuchman, chairman and chief executive officer.  “The strength of our client relationships and reputation for operational excellence enabled us to sign $60 million of new business this quarter, primarily with existing clients.  While we are seeing sales cycles lengthen compared to 2007 and early 2008, we continue to steadily build our sales pipeline across multiple industry verticals. Our growing pipeline and high client retention rate of 98 percent this quarter gives us confidence in our ability for renewed growth in 2010 as we believe client volumes will begin to stabilize in the latter part of 2009.”

BUSINESS OUTLOOK

As previously discussed, the stronger U.S. dollar in 2009 relative to currencies of certain foreign subsidiaries is expected to adversely impact 2009 revenue between $90 and $110 million when compared to 2008.

In light of the challenging global economic climate, TeleTech believes its 2009 revenue, after the foreign currency impact described above, will decline 8 percent to 10 percent from 2008, due to the following factors:

•                The continued migration to offshore locations of certain domestic work currently being performed in countries such as Australia, New Zealand, Spain, and the United States is estimated to reduce 2009 revenue between $50 and $60 million when compared to 2008.

•                While TeleTech continues to sign and ramp new business, the organic revenue growth from these programs is expected to be more than offset by lower volumes with certain existing clients due to lower demand for their products or services.  This is expected to result in an estimated ‘net’ revenue reduction in 2009 of between $60 and $70 million when compared to 2008.

TeleTech expects 2009 operating margin will range between 7 percent and 8 percent, in line with current consensus expectations.

Despite the economic climate, TeleTech continues to maintain high client retention rates and believes that as the economy improves, certain existing client volumes will return to more normalized levels. Furthermore, TeleTech continues to reduce its client concentration along with strengthening its balance sheet via ongoing free cash flow generation and proactive working capital management.  In addition, the Company intends to continue repurchasing its stock under the current program authorization.

CONFERENCE CALL

A conference call and webcast with management will be held on Tuesday, May 12, 2009 at 8:30 a.m. Eastern Time. You are invited to join the live webcast of the conference call by visiting the “Investors” section of the TeleTech website at www.teletech.com. If you are unable to participate during the live webcast, a replay will be available on the TeleTech website through Tuesday, May 26, 2009.

NON-GAAP FINANCIAL MEASURES

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP) in the United States, the Company uses the following non-GAAP financial measures: Free Cash Flow, Non-GAAP Income from Operations, Non-GAAP EBITDA and Non-GAAP EPS. TeleTech believes that providing these non-GAAP financial measures provides investors with greater transparency to the information used by TeleTech’s management in its financial and operational decision making and allows investors to see TeleTech’s results “through the eyes” of management. TeleTech also believes that providing this information better enables TeleTech’s investors to understand its operating performance and information used by management to evaluate and measure such performance. The presentation of these financial measures are not intended to be used in isolation

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or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures is available in the financial tables attached to this press release.

ABOUT TELETECH

TeleTech is one of the largest and most geographically diverse global providers of business process outsourcing solutions. We have a 27-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. We have developed deep domain expertise and support more than 250 business process outsourcing programs serving approximately 100 global clients in the automotive, communications and media, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by approximately 52,000 employees utilizing 37,800 workstations across 80 delivery centers in 17 countries. For additional information, visit www.teletech.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release that relate to future results and events (including statements about future financial and operating performance) are forward-looking statements based on TeleTech’s current expectations. Actual results and events in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties including: general economic, business and industry conditions; the loss of business or lower volumes from significant clients; delivery center utilization and labor rates; the pace at which we are able to ramp new business; negative tax or other implications for TeleTech resulting from any accounting adjustments or other factors; unexpected regulatory changes, tax laws, and data privacy measures; data privacy issues; our ability to accurately predict geographic revenue mix and seasonal sales trends; information technology and/or delivery center interruptions; issues or matters that may arise from governmental and/or administrative agency investigations; shareholder litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters, including TeleTech’s restatement of previously issued financial statements; fluctuations in foreign currency exchange rates along with our ability to effectively hedge exposure to changes in foreign currency exchange and/or interest rates; the ability to attract, retain and motivate key personnel; and political instability, the effect of armed hostilities, terrorism, contagious diseases and natural disasters. A detailed discussion of these and other risk factors that could affect our results is included in TeleTech’s SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2008.  The Company’s filings with the Securities and Exchange Commission are available in the “Investors” section of TeleTech’s website, which is located at www.teletech.com.  All information in this release is as of May 11, 2009. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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TELETECH HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended
	March 31,
	2009	2008

Revenue	$304,030	$367,636

Operating Expenses:
Cost of services	218,842	270,100
Selling, general and administrative	48,515	51,372
Depreciation and amortization	14,062	15,160
Restructuring charges, net	303	2,202
Impairment losses	1,967	—
Total operating expenses	283,689	338,834

Income From Operations	20,341	28,802

Other income (expense)	726	(1,048)

Income Before Income Taxes	21,067	27,754

Provision for income taxes	(5,180)	(7,793)

Net Income	15,887	19,961

Net income attributable to noncontrolling interest	(824)	(836)

Net Income Attributable to TeleTech Shareholders	$15,063	$19,125

Net Income Per Share Attributable to TeleTech Shareholders

Basic	$0.24	$0.27

Diluted	$0.23	$0.27

Income From Operations Margin	6.7%	7.8%
Net Income Attributable to TeleTech Shareholders Margin	5.0%	5.2%
Effective Tax Rate	24.6%	28.1%

Weighted Average Shares Outstanding
Basic	63,908	69,937
Diluted	64,300	71,508

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(In thousands)

(unaudited)

	Three months ended
	March 31,
	2009	2008

Revenue:
North American BPO	$228,886	$273,802
International BPO	75,144	93,834
Database Marketing and Consulting	—	—
Total	$304,030	$367,636

Income (Loss) From Operations:
North American BPO	$25,427	$32,921
International BPO	(5,086)	(3,750)
Database Marketing and Consulting	—	(369)
Total	$20,341	$28,802

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2009	2008
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$91,153	$87,942
Accounts receivable, net	224,786	236,997
Other current assets	78,439	79,949
Total current assets	394,378	404,888

Property and equipment, net	148,358	157,747
Other assets	99,248	106,307

Total assets	$641,984	$668,942

LIABILITIES AND EQUITY
Total current liabilities	$182,274	$180,099
Other long-term liabilities	88,846	127,949
Total equity	370,864	360,894

Total liabilities and equity	$641,984	$668,942

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(unaudited)

	Three months ended
	March 31,
	2009	2008
Reconciliation of EBIT & EBITDA :

Net Income attributable to TeleTech shareholders	$15,063	$19,125
Interest income	(807)	(1,086)
Interest expense	843	1,565
Provision for income taxes	5,180	7,793
EBIT	$20,279	$27,397

Depreciation and amortization	14,062	15,160

EBITDA	$34,341	$42,557

Reconciliation of Free Cash Flow :

Cash Flow From Operating Activities:
Net income	$15,887	$19,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,062	15,160
Other	24,062	(8,946)
Net cash provided by operating activities	54,011	26,175

Total Capital Expenditures	8,455	15,185

Free Cash Flow	$45,556	$10,990

Reconciliation of Non-GAAP Income from Operations :

Income from Operations	$20,341	$28,802
Restructuring charges, net	303	2,202
Impairment losses	1,967	—
Equity comp review and restatement expenses	276	4,968

Non-GAAP Income from Operations	$22,887	$35,972

Reconciliation of Non-GAAP EPS :

GAAP Net Income attributable to TeleTech shareholders	$15,063	$19,125
Add: Asset impairment and restructuring charges, net of related taxes	1,530	1,583
Add: Equity-based comp review and restatement expenses, net of related taxes	186	3,572

Non-GAAP Net Income attributable to TeleTech shareholders	$16,779	$24,280

Diluted shares outstanding	64,300	71,508

Non-GAAP EPS attributable to TeleTech shareholders	$0.26	$0.34

Reconciliation of Non-GAAP EBITDA :

Net Income attributable to TeleTech shareholders	$15,063	$19,125
Interest income	(807)	(1,086)
Interest expense	843	1,565
Provision for income taxes	5,180	7,793
Depreciation and amortization	14,062	15,160
Asset impairment and restructuring charges	2,270	2,202
Equity-based comp review and restatement expenses	276	4,968
Equity based compensation expenses	3,614	2,723

Non-GAAP EBITDA	$40,501	$52,450